FOR IMMEDIATE RELEASE                      CONTACT:
October 21, 1997                           Mattel, Inc.
                                           News Media     Investor Relations
                                           Glenn Bozarth  Mike Salop
                                           310-252-3521   310-252-2703


                MATTEL REPORTS THIRD QUARTER EARNINGS OF $.75,
                    UP 23 PERCENT FROM YEAR-AGO QUARTER
                    -----------------------------------


LOS ANGELES, October 21 -- Mattel, Inc. [NYSE:MAT] today reported that income for the 1997 third quarter increased 23 percent to $223.7 million or $.75 per share, before an extraordinary charge of $4.6 million related to the redemption of Senior Subordinated Notes. Net income for the 1996 third quarter was $181.4 million or $.61 per share.

     Net sales for the 1997 quarter were up 7 percent in local currency before the $50 million negative impact of foreign exchange. In U.S. dollars, sales totaled $1.555 billion, up 4 percent from $1.498 billion last year. More significantly, worldwide core brand sales for the quarter increased a strong 10 percent in local currency.

     "Our strong profitability in the quarter demonstrates the fundamental health of Mattel's business," Jill Barad, Mattel's chairman and chief executive officer, said. "Our gross margin increased to 51.5 percent, up from 50.1 percent last year, and our operating margin increased from 19.8 percent to 22 percent, two of the highest levels in our company's history.

     "Availability issues greatly affected our ability to meet retail demand, shifting what was planned as third quarter volume into the fourth quarter," Barad said. "In fact, unshippable demand totaled approximately $200 million for the quarter. Despite our inability to meet retailer

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demand, our consumer sales were very strong across all of our core brands, especially for Barbie, which is up 24 percent in over-the-counter sales in the U.S. year-to-date."

     For the first nine months of 1997, income increased 15 percent to $304 million or $1.01 per share, before the note redemption and a first quarter pre-tax charge of $275 million related to the Tyco integration and Mattel restructuring. Net income for the 1996 nine months was $265 million or $.88 per share.

     Net sales for the 1997 nine months were up 7 percent in local currency. In U.S. dollars, sales totaled $3.222 billion, up 4 percent from $3.103 billion in 1996.

     "Our key new Barbie dolls are now shipping, including walking and talking dolls, and CD-Rom sales are projected to quadruple," Barad said. "This, along with the strength of Hot Wheels, Sesame Street and Winnie the Pooh, puts us solidly on track to achieve our full-year targets."

     Mattel redeemed the former Tyco 10-1/8 percent Senior Subordinated Notes due 2002, effective August 15, 1997. The redemption will result in annual pre-tax interest savings of $3.8 million.

     Mattel, Inc. is the worldwide leader in the design, manufacturing and marketing of children's toys. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in 155 countries throughout the world.

Note:

Forward-looking statements included in this release with respect to the financial condition, results of operations and business of the company, which include, but are not limited to, the restructuring charge, cost savings and profitability, are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company's dependence on the timely development, introduction and customer acceptance of new products; possible weaknesses of international markets; the impact of competition on revenues and margins; the effect of currency fluctuations on reportable income; and other risks and uncertainties as may be detailed from time to time in the company's public announcements and SEC filings.

                               -###-

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
                                        MATTEL, INC. AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF INCOME

                                                           FOR THE                       FOR THE
                                                      THREE MONTHS ENDED             NINE MONTHS ENDED
                                                  -------------------------     -------------------------
                                                   Sept. 30,      Sept. 30,      Sept. 30,      Sept. 30,
(In thousands, except per share amounts)             1997         1996 (a)       1997 (a)       1996 (a)
----------------------------------------          -----------   -----------     ----------      ---------
Net Sales                                         $ 1,555,347   $ 1,497,916     $3,221,523     $3,103,498
  Cost of sales                                       755,070       747,143      1,639,598      1,593,827
                                                  -----------    ----------     ----------     ----------
Gross Profit                                          800,277       750,773      1,581,925      1,509,671

  Advertising and promotion expenses                  244,231       240,303        478,570        469,931
  Other selling and administrative expenses           198,767       204,584        576,760        557,381
  Integration/restructuring costs (b)                       0             0        275,000              0
  Other expense, net                                   14,892         9,459         30,733         22,662
                                                  -----------    ----------     ----------     ----------
Operating Profit                                      342,387       296,427        220,862        459,697
  Interest expense                                     24,632        28,251         62,782         70,134
                                                  -----------    ----------     ----------     ----------
Income Before Income Taxes                            317,755       268,176        158,080        389,563
  Provision for income taxes                           94,100        86,801         63,415        124,284
                                                  -----------    ----------     ----------     ----------
Income Before Extraordinary Item                      223,655       181,375         94,665        265,279
  Extraordinary item, net of tax                       (4,610)            0         (4,610)             0
                                                  -----------    ----------     ----------     ----------
Net Income                                            219,045       181,375         90,055        265,279
  Less: dividends on convertible preferred stock        2,838         2,838          8,515          4,554
                                                  -----------    ----------     ----------     ----------
Net Income Applicable to Common Shares            $   216,207    $  178,537     $   81,540     $  260,725
                                                  ===========    ==========     ==========     ==========

Income Per Share
   Income Before Extraordinary Item, Net of Tax   $     0.75     $     0.61     $    0.30      $    0.88
   Extraordinary Item - Debt Retirement                (0.02)             -         (0.02)             -
                                                  ----------     ----------     ---------      ---------
   Net Income Per Share (c) (d)                   $     0.73     $     0.61     $    0.28      $    0.88
                                                  ==========     ==========     =========      =========

Average Number of Common and Common
  Equivalent Shares Outstanding (d)                  295,688        293,961       294,437        296,417
                                                  ==========     ==========     =========      =========


                                 MATTEL, INC. AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED BALANCE SHEETS


                                                    Sept. 30,      Sept. 30,      Dec. 31,
(In thousands)                                        1997         1996 (a)       1996 (a)
--------------                                    -----------    -----------    -----------
ASSETS
  Cash                                            $    68,171    $   126,924    $   550,271
  Accounts receivable, net                          1,846,994      1,572,481        948,940
  Inventories                                         552,661        566,625        444,178
  Prepaid expenses and other current assets           183,522        240,621        195,673
                                                  -----------    -----------    -----------
    Total current assets                            2,651,348      2,506,651      2,139,062

  Property, plant and equipment, net                  609,648        594,278        616,281
  Other assets                                        813,622        798,371        825,799
                                                  -----------    -----------    -----------
    Total Assets                                  $ 4,074,618    $ 3,899,300    $ 3,581,142
                                                  ===========    ===========    ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
  Short-term borrowings                           $   352,833    $   423,525    $    28,924
  Current portion of long-term liabilities             13,522        105,989        106,596
  Accounts payable and accrued liabilities          1,041,409        813,677        823,069
  Income taxes payable                                162,142        209,338        183,288
                                                  -----------    -----------    -----------
    Total current liabilities                       1,569,906      1,552,529      1,141,877

  Long-term debt                                      155,787        301,377        299,806
  Medium-Term notes                                   460,500        220,000        220,000
  Other long-term liabilities                         124,166        108,482        113,536
  Shareholders' equity                              1,764,259      1,716,912      1,805,923
                                                  -----------    -----------    -----------
    Total Liabilities and Shareholders' Equity    $ 4,074,618    $ 3,899,300    $ 3,581,142
                                                  ===========    ===========    ===========

(a) Consolidated results for all periods are restated for the merger with Tyco Toys, Inc.
(b) Represents a nonrecurring charge for transaction, integration and restructuring costs related to the Tyco merger.  The related tax benefit of $65 million is included in the provision for income taxes.
(c) Primary income per share for the nine months was $1.01 per share, before the $0.71 per share effect of the merger-related nonrecurring charge of $210 million after taxes, and the $0.02 per share effect of the extraordinary item of $4.6 million, after taxes.
(d) Share and per share data for all periods presented reflect the retroactive effect of shares issued pursuant to the Tyco merger.
